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                                                                  Exhibit (b)(2)

The Board of Management                              IKB Deutsche Industriebank
SER  Systeme AG
Innovationspark Rahms
D-53577 Neustadt/Wied

December 15, 1999

Dear Sirs,

Following our discussions, we are pleased to offer you a credit (Credit 4) as follows:


Nominal amount of credit             EUR 10,225,000.00

Disbursement rate                    100%

Interest rate                        4.75% p.a.

Method of computing interest         360 days divided by 360

Interest payment date                Payable quarterly in arrears by 15 March,
                                     15 June, 15 September and 15 December of each year

Repayment of principal               By 5 April 2000 in one sum.


Prolongation                         We are prepared to prolong the credit
                                     beyond 5 April 2000 for periods of at least
                                     3 months each. We would submit proposals in good time on the conditions, which would then apply (discount, interest and repayment terms), whereby we are tentatively proceeding on a term up to 30
                                     November 2000.

Compensation for late payment        On sums not received by us on time, we will
                                     charge interest at the base rate valid at such time pursuant to Section 1 Discount
                                     Rate Transition Act plus 5% p.a.

Validity of disbursement commitment  Our disbursement commitment will lapse if the preconditions for disbursement are not fulfilled by 28 February 2000.

Granting under our commitment in     We are granting this credit within the
principle                            scope of our commitment in principle of 8
                                     December 1999.

Application of the credit            The credit is to be put towards funding the
                                     purchase price for
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                                     the company:

                                     EIS International, Inc.
                                     555 Herndon Parkway, Herndon
                                     Virginia 20170, USA




Security for our overall commitment  Negative/positive declaration as per the
and that of IKB International        attached draft.
Luxembourg
                                     Other security is not envisaged.

                                     Our willingness to grant this credit is
                                     subject to the proviso that you have also not given any other security to other lenders.

                                     Should you give securities to other
                                     lenders, we shall also be given securities of our choice.

Preconditions for disbursement       Disbursement of the credit will be effected
                                     as soon as we are in possession of:

                                     Declaration of consent as per the attached draft;

                                     Negative/positive declaration as per the attached draft;

                                     Purchase agreement with EIS International,
                                     Inc., with which we must be fully
                                     satisfied;

                                     Interim figures which must be not more than 5 months old and which do not indicate any deterioration in creditworthiness.

                                     Additionally, your existing credit with us, Credit 2, with a current value of EUR 10,225,837.62, must have been repaid.

Other contractual documents

                                     Our attached "General Terms and
                                     Conditions."

Duties of information
Right to inspect and view            During the term of our business
                                     relationship, you will regularly provide us with your annual financial statements and consolidated accounts and the audit report if necessary and allow us to inspect your business records and accounts and to view your premises. Should there be a delay in preparing your annual financial statements, you will initially provide us with your provisional figures.

Acceptance                           By 21 December 1999 using the attached
                                     declaration of consent.



We look forward to being able to assist your investments with this credit.

IKB Deutsche Industriebank AG

/s/DELHEY             /s/ POHLMANN
Delhey                Pohlmann